UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2021

Myovant Sciences Ltd.
(Exact name of registrant as specified in its charter)

001-37929
(Commission File No.)

Bermuda	98-1343578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor 11-12 St. James’s Square London SW1Y 4LB United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 207 400 3351

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, par value $0.000017727 per share	MYOV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

As previously announced, Ms. Kathleen Sebelius did not stand for re-election at the 2021 Annual General Shareholder Meeting of Myovant Sciences Ltd. (the “Company”). By action taken by the Board on November 4, 2021, effective on November 5, 2021, Dr. Nancy Valente M.D. was appointed by the Board as a director to fill the vacancy resulting from Ms. Sebelius’s departure from the Board. Dr. Valente will also become a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board.

Dr. Valente, 63, has over 20 years of experience leading global development programs involving novel first-in-class molecules. Her most recent role, from 2019 to June 2021, was Senior Vice President and Co-lead for Global Product Development, Oncology, Hematology Development Therapeutic Area of Roche, a pharmaceutical company, where she was responsible for strategic planning, clinical development, collaboration activities and budget management in the areas of product development oncology and hematology. Before that, from 2003 to 2009, Dr. Valente held various positions with increasing responsibilities at Genentech, Inc. and then at Roche from 2009 to 2019 after Genentech was acquired by Roche. Prior to that, Dr. Valente served as the Vice President, Clinical Development at Anosys, Inc., a biopharmaceutical company, from 2001 to 2003. Prior to that, from 1998 to 2001, Dr. Valente served on various positions at Coulter Pharmaceutical, Inc. a biopharmaceutical company, where her last role was Director of Clinical Research. Dr. Valente held an academic faculty position at the University of California, San Francisco, specializing in breast cancer, from 1996 to 1998, and served as Assistant Adjunct Clinical Professor of Medicine at the Division of Hematology/Oncology, Breast Care Center at the University of California, San Francisco, from 1998 to 2001 and from 2003 to 2004. Dr. Valente earned a B.S. and an M.D. from the University of Missouri. In addition, Dr. Valente completed her internal medicine residency at Oregon Health & Sciences University in Portland and an Oncology fellowship from the University of California, San Francisco, and a Hematology fellowship from Stanford University.

As a non-executive director, Dr. Valente will be entitled to receive the standard cash and equity compensation for non- executive directors described under the caption “Director Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 28, 2021. In addition, the Company will reimburse her for reasonable expenses incurred in serving as a director.

Dr. Valente will enter into an indemnification agreement with the Company on the same terms as the indemnification agreement applicable to the Company’s directors, a copy of which is filed as Exhibit 10.8 to the Company’s registration statement on Form S-1 filed on September 30, 2016.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 5, 2021, the Company held its 2021 Annual General Meeting of Shareholders (the “Annual Meeting”) in London, United Kingdom. At the Annual Meeting, the shareholders considered and approved three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 28, 2021 (the “Proxy Statement”). Set forth below are the voting results with respect to each matter voted upon.

Proposal No. 1, Election of Directors: Terrie Curran, Mark Guinan, Adele Gulfo, David Marek, Hiroshi Nomura, and Myrtle Potter were each elected to serve as a director for a one-year term by the following votes:

Name	Votes For	Votes Against	Abstain	Broker Non-Votes
Terrie Curran	64,046,118	9,675,278	17,940	8,299,501
Mark Guinan	72,983,104	744,999	11,233	8,299,501
Adele Gulfo	69,848,505	3,875,904	14,927	8,299,501
David Marek	71,191,192	2,533,207	14,937	8,299,501
Hiroshi Nomura	69,081,890	4,645,379	12,067	8,299,501
Myrtle Potter	70,186,800	3,539,669	12,867	8,299,501

Proposal No. 2, Ratification of Selection of Auditors: The shareholders ratified the selection by the Audit Committee of the Company’s Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 31, 2022, the appointment of Ernst & Young LLP as the Company’s auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for the Company’s fiscal year ending March 31, 2022, and the authorization of the Company’s Board of Directors, through the Audit Committee, to set the remuneration for Ernst & Young LLP as the Company’s auditor for the Company’s fiscal year ending March 31, 2022, by the following votes:

Votes For	Votes Against	Abstain	Broker Non-Votes
81,722,939	281,076	34,822	—

Proposal No. 3, Advisory Approval of Executive Compensation: The shareholders approved, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Proxy Statement, by the following votes:

Votes For	Votes Against	Abstain	Broker Non-Votes
72,455,802	1,191,204	92,330	8,299,501

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myovant Sciences Ltd.

Date:	November 8, 2021	By:	/s/ Matthew Lang
		Name:	Matthew Lang
		Title:	General Counsel and Corporate Secretary